Report of Independent Accountants


To the Board of Directors of
The Singapore Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Singapore Fund, Inc.'s (the "Fund's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of July 31, 2002. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2002, and with respect to agreement of security purchases and sales, for the period from October 31, 2001 (the date of our last examination) through July 31, 2002:

- Confirmation of all securities held for the Fund by The
Central Depository (Pte) Limited ("CDP") and Malaysian Central
Depository Sdn Bhd ("MCD") in book entry form;

- Confirmation of all such securities held for the Fund by of The Development Bank of Singapore, Ltd. ("DBS Bank");

- Confirmation of cash held at Citibank Singapore N.A. and the Bank of New York, held for the Fund by DBS Bank;

- Confirmation of all securities out for transfer with brokers
or validation of open trades        through subsequent
liquidation;

-	Reconciliation of all such securities held by CDP and MCD
in book entry form to the confirmation received from DBS Bank;

- Reconciliation of all such securities and cash to the books and records of the Fund and the
   Custodian; and








To the Board of Directors of
The Singapore Fund, Inc.


- Agreement of three security purchases and three security sales since our last report from the books and records of the Fund to broker confirmations and/or noted settlement of these transactions through a review of the Custodian's cash statements.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that The Singapore Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2002 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





PricewaterhouseCoopers LLP
New York, New York
September 13, 2002

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